As filed with the Securities and Exchange Commission on December 11, 2007

Registration No. 333-131032

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT

TO

FORM SB-2

ON

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HARBIN ELECTRIC, INC.

(Name of the registrant as specified in its charter)

Nevada State or jurisdiction of incorporation or organization)	98-0403396 (I.R.S. Employer Identification No.)

No. 9, Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu, Harbin Kai Fa Qu, Harbin, China, 150060

TEL: 86-451-8611-6757

(Address and telephone number of principal executive offices)
No. 9, Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu, Harbin Kai Fa Qu, Harbin, China, 150060

TEL: 86-451-8611-6757

(Address of principal place of business or intended principal place of business)
Christy Young Shue
Harbin Electric, Inc
20 Ramblewood Road
Shoreham, NY 11786

(Name, address and telephone number of agent for service)

Copies to:
Mitchell S. Nussbaum, Esq.
Angela M. Dowd, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Facsimile: (212) 407-4990

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note: This Post-Effective Amendment to the Form SB-2 on Form S-3 is being filed to update the Registration Statement on Form SB-2 (Registration No. 333-131032), which was declared effective on November 13, 2006.

The information in this prospectus is not complete and may be changed. No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us, the selling shareholders or any other person. The selling shareholders may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in our affairs since such date.

Subject to Completion, dated December 11, 2007

PROSPECTUS

HARBIN ELECTRIC, INC.

The Resale of 2,080,000 Shares of Common Stock

We are registering 2,080,000 shares of our common stock on behalf of the selling shareholders identified under the heading “Selling Shareholders” in this prospectus.

The selling shareholders may sell the stock from time to time in the over-the counter market or any exchange on which our company may be listed in the future at the prevailing market price or in negotiated transactions.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the resale of our common stock pursuant to this offering. The shares being offered by the selling shareholders as set forth herein were previously registered on a Registration Statement on Form SB-2 (Registration No. 333-131032), that was declared effective on November 13, 2006. This prospectus updates the information provided in the Registration Statement on Form SB-2.

Our common stock is traded on The Nasdaq Global Market under the symbol: HRBN. We expect it to continue to trade in that market. The closing bid for shares of our common stock on December 10, 2007 was $20.50 per share. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. We cannot give any assurance that a stable trading market will develop for our common stock.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. FOR A DISCUSSION OF SOME OF THE RISKS INVOLVED, SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS DECEMBER 11, 2007

Table of Contents

The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information to which you might want to return. You should, however, read the entire prospectus carefully.

i

As used in this prospectus, “we”, “us”, “our”, “Harbin” or “our company” refers to Harbin Electric, Inc. and all of its subsidiaries and affiliated companies. References to the “Commission” refers to the U.S. Securities and Exchange Commission.

ABOUT OUR COMPANY

Harbin is a holding company incorporated in Nevada with its principal place of business based in the People’s Republic of China (“PRC”). Harbin is a publicly listed company quoted under the symbol “HRBN.” Through our U.S. and China-based subsidiaries, we are primarily engaged in the business of designing, manufacturing and marketing linear motors, advanced linear motor systems, and other special motors.

We manufacture, design, supply and service linear motors (“LMs”) and special motors for domestic China and other international markets. LMs in concept perform similar functions as traditional rotary motors, but differ because LMs are flat in structure and can be configured into a number of forms. LMs also use the principles of magnetic properties to induce linear forces that range in power suitable for many types of applications. We have patents in China relating to commercial applications of LMs.

We believe that our LMs represent an improvement over traditional electric motors based on design, energy output, energy efficiency and precision movement. Instead of a traditional rotary motor which spins in a circular fashion and moves around a shaft, a linear induction motor is flat and, using current, it is designed to induce a magnetic field to push the metal sled forward smoothly, quickly, and with no ground friction. By eliminating the conversion of rotary to linear motion, we believe that a major source of positioning error is removed and results in a higher level of performance in accuracy, resolution, repeatability and speed. In addition, an LM is designed to offer the same vehicle movement and positioning features without the use of pneumatic stops, belts, pulleys or gears, resulting in less maintenance and a reduction in down-time.

Our LMs are purchased by a broad range of customers, including those involved in oil services, factory automation, packaging, and mass transportation systems. As of December 7, 2007, we had approximately 490 employees with approximately 180,000 square feet of state-of-the-art manufacturing space in China. In addition, on September 8, 2006, one of our subsidiaries entered into a Land Use Agreement with Shanghai Lingang Investment and Development Company Limited with respect to lease and use of 40,800 square meters of State-owned land in the Shanghai Zhuqiao Airport Industrial Zone. The term of the lease is 50 years.

We are located in the Harbin Development Zone (“HDZ”) in the city of harbin, China, the capital of Heilongjiang province. The HDZ consists of Harbin Economic and Technological Development Zone and Harbin High and New Technological Development Zone both recognized and authorized at the national level. The main mission is to develop high and new technological industries and become an impetus to the economic growth of the provincial and municipal economy by means of the investment promotion, good services and a favorable investment environment. These unique benefits, in addition to the wealth of human resources and favorable income taxation policy are the key benefits to conducting business in Harbin.

The shares of common stock of our company are currently listed on The Nasdaq Global Market under the symbol “HRBN.”

Although to date we have been successful in developing our business and products, we face many challenges typically faced by a growing company, including limited access to capital, competition, research and development risks, among many other risks. Our inability to overcome these risks could have an adverse effect on our operations, financial condition and prospects.

Our principal executive office is located at No. 9, Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu, Harbin Kai Fa Qu, Harbin, China, 150060, and our telephone number is: 86-451-8611-6757. We also maintain an office at 20 Ramblewood Road Shoreham, NY 11786 where our telephone number is (631)-312-8612.

RISK FACTORS

An investment in our common stock being offered for resale by the selling shareholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

GENERAL RISKS RELATING TO OUR BUSINESS

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our manufacturing and marketing operations. We experienced growth in our revenues of over three hundred eighty-seven percent (387%) in fiscal 2005 and over seventy one percent (71%) in fiscal 2006; however, there can be no assurance that we will be able to maintain such growth or any growth of our business. An expansion of our operations will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

We may require additional financing in the future and a failure to obtain such required financing will inhibit our ability to grow.

The continued growth of our business may require additional funding from time to time. Funding would be used for general corporate purposes. General corporate purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. Obtaining additional funding would be subject to a number of factors including market conditions, operational performance and investor sentiment, many of which are outside of our control. These factors may make the timing, amount, terms and conditions of additional funding unattractive, or unavailable, to us.

The terms of any future financing may adversely affect your interest as stockholders.

If we require additional financing in the future, we may be required to incur indebtedness or issue equity securities, the terms of which may adversely affect your interests in the Company. For example, the issuance of additional indebtedness may be senior in right of payment to your shares upon liquidation of the Company. In addition, indebtedness may be under terms that make the operation of our business more difficult because the lender’s consent will be required before we take certain actions. Similarly the terms of any equity securities we issue may be senior in right of payment of dividends to your common stock and may contain superior rights and other rights as compared to your common stock. Further, any such issuance of equity securities may dilute your interest in the Company.

Covenants in our debt instruments restrict or prohibit our ability to engage in or enter into a variety of transactions.

The indenture governing our Guaranteed Senior Secured Floating Rate Notes (the “Notes”) contains various covenants that may limit our discretion in operating our business. In particular, we are limited in our ability to merge, consolidate or transfer substantially all of our assets, issue preferred stock of subsidiaries and create liens on our assets to secure debt. In addition, if there is default, and we do not maintain certain financial covenants or we do not maintain borrowing availability in excess of certain pre-determined levels, we may be unable to incur additional indebtedness, make restricted payments (including paying cash dividends on our capital stock) or redeem or repurchase our capital stock.

The indenture governing our Notes requires us to maintain certain financial ratios and limits our ability to make capital expenditures. These covenants and ratios could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. Any future debt could also contain financial and other covenants more restrictive than those imposed under the indenture governing our Notes.

Our debt may have significant consequences, and cash flows and capital resources may be insufficient to make required payments on our substantial indebtedness and future indebtedness.

We have a substantial amount of debt. As of December 31, 2006, we had approximately $2.77 million of total current liabilities, in addition to $50 million outstanding under our indenture relating to the Notes issued in August 2006. Our substantial debt could have important consequences to you. For example, it could:

•
operations to payments on our indebtedness, which could reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our ability to obtain additional financing for working capital, capital expenditures, and other general corporate requirements;
•	expose us to interest rate fluctuations because the interest rate is variable;
•	increase our vulnerability to general adverse economic and industry conditions;
•	require us to sell assets to reduce indebtedness or influence our decisions about whether to do so;
•	restrict us from making strategic acquisitions or pursuing business opportunities;
•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; and
•	place us at a competitive disadvantage compared to competitors that may have proportionately less debt.

In addition, our ability to make scheduled payments or refinance our obligations depends on our successful financial and operating performance, cash flows, and capital resources, which in turn depend upon prevailing economic conditions and certain financial, business, and other factors, many of which are beyond our control. If our cash flows and capital resources are insufficient to fund our debt obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital, restructure our debt, or declare bankruptcy. In the event that we are required to dispose of material assets or operations to meet our debt service and other obligations, the value realized on such assets or operations will depend on market conditions and the availability of buyers. Accordingly, we may be forced to sell at an unfavorable price. Furthermore, our obligations under various debt instruments are secured by our equity interests in Advanced Electric Motors, Inc. These security interests may limit our ability to dispose of material assets or operations. We also may not be able to restructure our debt on favorable economic terms, if at all.

We do not anticipate paying cash dividends on our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to follow a policy of retaining all of our earnings, if any, to finance development and expansion of our business.

We may not be able to adequately protect and maintain our intellectual property.

Our success will depend on our ability to continue to develop and market linear motors and other motor products. While we have been granted three patents in China relating to linear motor applications, we currently have not applied for patents for our technical processes and designs, as we believe an application for such patents would result in public knowledge of our proprietary technology and designs.

Because of our dependence on a few key customers, the loss of any key customer could cause a significant decline in our revenues.

Four major customers accounted for 81% of the net revenue for the fiscal year ended December 31, 2006. The loss of any of our major customers, or a significant reduction in sales to any such customers, would adversely affect our revenues.

We depend on the supply of raw materials, and any adverse changes in such supply or the costs of raw materials may adversely affect our operations.

Three major vendors provided approximately 56% of the Company’s purchases of raw materials for the year ended December 31, 2006. We currently obtain most of our raw materials from Acheng Relay Company Limited, Zhejiang Hongbo Wire and Cable Co., Jiangyin Chuangyi Special Insulation Material Co.. Any material change in the spot and forward rates could have a material adverse effect on the cost of our raw materials and on our operations. In addition, if we need alternative sources for key component parts for any reason, these component parts may not be immediately available to us. If alternative suppliers are not immediately available, we will have to identify and qualify alternative suppliers, and production of these components may be delayed. We may not be able to find an adequate alternative supplier in a reasonable time period, or on commercially acceptable terms, if at all. Shipments of affected products have been limited or delayed as a result of such problems in the past, and similar problems could occur in the future. Our inability to obtain our key source supplies for the manufacture of our products may require us to delay shipments of products, harm customer relationships or force us to curtail or cease operations.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our future success will depend in substantial part on the continued service of our senior management, including Mr. Tianfu Yang, our Chairman and Chief Executive Officer, Mr. Xu Suofei, our Vice President and Board Member, Mr. Tianli Yang, our Vice President, and Mr. Zedong Xu, our Chief Financial Officer. The loss of the services of one or more of our key personnel could impede implementation of our business plan and result in reduced profitability. We do not carry key person life insurance on any of our officers or employees. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support.

Because of the rapid growth of the economy in China, competition for qualified personnel is intense. We cannot assure you that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain qualified personnel in the future.

Our directors and officers control a majority of our common stock and, as a result, they may exercise voting control and be able to take actions that may be adverse to your interests.

Our directors and executive officers, directly or through entities that they control, currently beneficially own, as a group, approximately 65.78% of our issued and outstanding common stock as of December 1, 2007. This significant concentration of share ownership may adversely affect the trading price of our common stock because investors often perceive a disadvantage in owning shares in a company with just one or several controlling stockholders. Furthermore, our directors and officers, as a group, have the ability to significantly influence or control the outcome of all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. This concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control.

RISKS RELATING TO DOING BUSINESS IN THE PEOPLE’S REPUBLIC OF CHINA

China’s economic policies could adversely affect our business.

Substantially all of our assets are located in China and substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

While China’s economy has experienced a significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Capital outflow policies in the People’s Republic of China may hamper our ability to remit income to the United States.

The PRC has adopted currency and capital transfer regulations. These regulations may require that we comply with complex regulations for the movement of capital. Although we believe that we are currently in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change we may not be able to remit all income earned and proceeds received in connection with our operations or from the sale of our operating subsidiary to the United States or to our stockholders.

If preferential tax concessions granted by the PRC government are changed or expire, our financial results and results of operations would be materially and adversely.

Our results of operation may be adversely affected by changes to or expiration of preferential tax concessions that our subsidiary in the PRC currently enjoys. The statutory tax rate generally applicable to domestic Chinese companies is 33%. A reduced income tax rate of 15% may be possible for productive foreign investment enterprises in the Economic and Technological Development Zones and for enterprises engaged in production or business operations in the Special Economic Zones. As a result of preferential tax rate incentives, our operations have been subject to relatively low tax liabilities. The estimated tax savings for the year ended December 31, 2006 and 2005 without preferential tax treatment amounted to approximately $2.8 million and $1.5 million, respectively.

Tax laws in China are subject to interpretations by relevant tax authorities. The preferential tax treatment may not remain in effect or may change, in which case we may be required to pay the higher income tax rate generally applicable to Chinese companies, or such other rate as is required by the laws of China.

The legal authorities in China are in the process of evaluating heretofore tax and fee benefits provided to foreign investors and companies to encourage development within the country such that these benefits may be lessened or removed with the consequence that expenses may rise impacting margins and net income.

The legal authorities are evaluating tax and fee benefits that have been available to foreign investors and companies operating in China and tax holidays for new enterprises. It is anticipated, in the near term, there are going to be changes that substantially reduce or eliminate many, if not all, the tax and other governmental fee advantages that heretofore have been available to foreign entities and newly created entities whether or not such new entities are foreign. The goal is to institute greater equalization of tax and government fee treatment of all corporate and similar entities in China. China is being encouraged to create this more equal treatment because of its WTO obligations and public opinion within China. There may be phase-ins of various taxes and fees for entities that currently benefit from either no or lower tax rates and fees compared to wholly Chinese companies and entities, but there can be no assurance of this. Even if there are phase-in periods, the length of such periods is not known. Overall, it is expected that the cost of operating in China will increase for those companies and entities that have had various tax and fee advantages in the past.

Fluctuations in the value of the RMB could materially affect our financial condition and results of operations.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. As the majority of our net revenue is denominated in RMB, any significant revaluation of the RMB may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RMB for our operations, appreciation of the RMB against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of the RMB we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its policy of tying the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 3.0% appreciation of the RMB against the U.S. dollar. While the international reaction to the RMB revaluation generally has been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

We may experience currency fluctuation and longer exchange rate payment cycles.

The local currencies in the countries in which we sell our products may fluctuate in value in relation to other currencies. Such fluctuations may affect the costs of our products sold and the value of our local currency profits. While we are not conducting any meaningful operations in countries other than China at the present time, we may expand to other countries and may then have an increased risk of exposure of our business to currency fluctuation.

We may face obstacles from the Communist system in the PRC.

Foreign companies conducting operations in the PRC face significant political, economic and legal risks. The Communist regime in the PRC, including a stifling bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in the PRC.

Because our executive officers and several of our directors, including our chairman of the Board of Directors, are Chinese citizens, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by a stockholder or group of stockholders in the United States. Also, because the majority of our assets are located in the PRC, it would also be extremely difficult to access those assets to satisfy an award entered against us in U.S. court.

The legal system in China has inherent uncertainties that may limit the legal protections available in the event of any claims or disputes with third parties.

The legal system in China is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the central government has promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. As China’s foreign investment laws and regulations are relatively new and the legal system is still evolving, the interpretation of many laws, regulations and rules is not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit the remedies available in the event of any claims or disputes with third parties. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

We may face political and/or judicial corruption in the PRC.

Another obstacle to foreign investment is corruption. There is no assurance that we will be able to obtain recourse, if desired, through the PRC’s poorly developed and often corrupt judicial systems.

Most of our assets are located in China, any dividends of proceeds from liquidation is subject to the approval of the relevant Chinese government agencies.

Risks relating to the offering

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is a limited public market for our common stock, which began trading on The Nasdaq Global Market on January 31, 2007, and there can be no assurance that a trading market will develop further or be maintained in the future. As of December 10, 2007, the closing bid price of our common stock on The Nasdaq Global Market was $20.50 per share. The average trading range, for the preceding 52-week period, had a low price of $7.75 per share and a high price of $20.99 per share.

The sale of material amounts of our common stock could reduce the price of our common stock.

Sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. As shares of our common stock are sold and options to purchase shares of our common stock are issued pursuant to option agreements, if and to the extent that these stockholders and/or option holders sell our common stock, the price of our common stock may decrease due to the additional shares in the market.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “we believe,” “our company believes,” “management believes” and similar language. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions. Our actual results may differ materially from results anticipated in these forward-looking statements. We base the forward-looking statements on information currently available to us, and we assume no obligation to update or revise them, whether as a result of new information, future events or otherwise. In addition, our historical financial performance is not necessarily indicative of the results that may be expected in the future and we believe that such comparisons cannot be relied upon as indicators of future performance.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares to be offered by the Selling Shareholders. The proceeds from the sale of each Selling Shareholder’s shares of common stock will belong to that Selling Shareholder.

SELLING SHAREHOLDERS

The following table sets forth certain information concerning the resale of the shares of common stock by the Selling Shareholders. Unless otherwise described below, to our knowledge, neither the Selling Shareholder nor any affiliates have held any position or office with, been employed by or otherwise have had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. Unless otherwise indicated in the footnotes to this table, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

On August 31, 2005, the Company entered into agreements with certain institutional investors and other accredited investors, including the Selling Shareholders, to sell an aggregate of 1,600,000 shares of common stock at a price of $3.00 per share and options to purchase an aggregate of up to 480,000 shares of common stock at $3.50 per share. In connection with the sale of these shares, the Company entered into a registration rights agreement and agreed to file a registration statement with the SEC for the resale of the shares and the exercise of the options.

The Selling Shareholders may offer all or some portion of the shares of the common stock. Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the Selling Shareholders upon completion of sales pursuant to this prospectus. In addition, the Selling Shareholders identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

As of December 10, 2007, there were 18,050,458 shares of our common stock outstanding. Unless otherwise indicated, the Selling Shareholders have the sole power to direct the voting and investment over the shares owned by them. We will not receive any proceeds from the resale of the common stock by the Selling Shareholders.

The Selling Shareholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 and Regulation M, including the rules and regulations promulgated thereunder. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Shareholders or any other such persons. Furthermore, pursuant to Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares offered hereby.

OWNERSHIP OF COMMON STOCK BY SELLING SHAREHOLDERS

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering (1)	Percentage of Ownership Prior to the Offering	Number of Shares Offered Hereby (2)	Shares Beneficially Owned After the Offering (3)
Lake Street Fund LP (4)*	693,333	3.8%	693,333	0
Fred L. Astman & Jean L. Astman JT-WROS (5)*	260,000	1.4%	260,000	0
Fred Astman (IRA) (6)*	98,358	0.54%	98,358	0
Scott W. Hood (7)*	17,333	0.09%	17,333	0
Howard Lu (8)*	16,900	0.09%	16,900	0
Shu-Hua Lu (9)*	16,900	0.09%	16,900	0
John Peter Selda IRA Rollover (10)	43,333	0.24%	43,333	0
Richard. G. Hillman (11)*	13,000	0.07%	13,000	0
David Moy (12)	260,000	1.4%	260,000	0
Lighthouse Consulting Limited (13)	86,667	0.48%	86,667	0
MidSouth Investor Fund LP (14)*	350,767	1.94%	346,667	4,100
Lyman O. Heidtke (15)*	86,667	0.48%	86,667	0
Anthony G. Polak (16)*	10,834	0.06%	10,834	0
Anthony G. Polak “S” (17)*	10,834	0.06%	10,834	0
Frederick B. Polak “S”(18)*	10,834	0.06%	10,834	0
Margrit B. Polak “S”(19)*	10,834	0.06%	10,834	0
Domaco Venture Capital Fund (20)*	10,834	0.06%	10,834	0
Catharina Polak #2 Trust u/w	10,834	0.06%	10,834	0
Tonie Soep FBO Catharina Polak
(Jack Polak Trustee) (21)*
Ronald M. Lazar (22)*	10,834	0.06%	10,834	0
Denise C. Loeser (23)	10,834	0.06%	10,834	0
Geri Investments N.V. (24)	10,834	0.06%	10,834	0
RL Capital Partners L.P. (25)*	43,334	0.24%	43,334	0

(1)	Includes stock underlying options to purchase, in the aggregate, of up to 480,000 shares of common stock at an exercise price of $3.50 per share.

(2)
This prospectus shall also cover any additional shares of our common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

(3)	Assumes the sale of all shares offered herein.

(4)
Includes 533,333 shares held of record and shares issuable pursuant to options to acquire 160,000 shares held by the selling stockholder. This selling stockholder is an entity affiliated with Messrs. Scott Hood and Mr. Fred Astman, each of whom may be deemed to beneficially own the shares held by Lake Street Fund LP; however, each of Mr. Hood and Mr. Astman disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Power to vote or dispose of the shares is held by Messrs. Hood and Astman as limited partners in and co-investment managers of this selling stockholder. This selling stockholder is affiliated with First Wilshire Securities Management, Inc., an NASD member firm.

(5)
Includes 200,000 shares held of record and shares issuable pursuant to options to acquire 60,000 shares held by the selling stockholder. This selling stockholder is affiliated with First Wilshire Securities Management, Inc., an NASD member firm. Messrs. Scott Hood and Fred Astman own all shares of First Wilshire Securities Management, Inc. Mr. Astman serves First Wilshire Securities Management, Inc. as Chairman of its Board. Jean Astman is the wife of Fred Astman.

(6)
Includes 75,660 shares held of record and shares issuable pursuant to options to acquire 22,698 shares held by the selling stockholder. This selling stockholder is affiliated with First Wilshire Securities Management, Inc., an NASD member firm. Messrs. Scott Hood and Fred Astman own all shares of First Wilshire Securities Management, Inc. Mr. Astman serves as Chairman of the Board of Directors of First Wilshire Securities Management, Inc.

(7)
Includes 13,333 shares held of record and shares issuable pursuant to options to acquire 4,000 shares held by the selling stockholder. This selling stockholder is affiliated with First Wilshire Securities Management, Inc., an NASD member firm. Messrs. Scott Hood and Fred Astman own all shares of First Wilshire Securities Management, Inc. Mr. Hood serves First Wilshire Securities Management, Inc. as President and CEO.

(8)
Includes 13,000 shares held of record and shares issuable pursuant to options to acquire 3,900 shares held by the selling stockholder. This selling stockholder is affiliated with First Wilshire Securities Management, Inc., an NASD member firm. Mr. Howard Lu is an employee and a registered representative of First Wilshire Securities Management, Inc.

(9)
Includes 13,000 shares held of record and shares issuable pursuant to options to acquire 3,900 shares held by the selling stockholder. The selling stockholder is an immediate family member of an affiliate of First Wilshire Securities Management, Inc., an NASD member firm. This selling stockholder’s son, Howard Lu, is an employee and a registered representative of First Wilshire Securities Management, Inc.

(10)	Includes 33,333 shares held of record and shares issuable pursuant to options to acquire 10,000 shares held by the selling stockholder.

(11)
Includes 10,000 shares held of record and shares issuable pursuant to options to acquire 3,000 shares held by the selling stockholder. The selling stockholder is affiliated with First Wilshire Securities Management, Inc., an NASD member firm. Mr. Richard G. Hillman is an employee of First Wilshire Securities Management, Inc.

(12)	Includes 200,000 shares held of record and shares issuable pursuant to options to acquire 60,000 shares held by the selling stockholder.

(13)
Includes 66,667 shares held of record and shares issuable pursuant to options to acquire 20,000 shares held by the selling stockholder. The selling stockholder is affiliated with Mr. Bai Feng, who may be deemed to beneficially own the shares held by the selling stockholder; however, Mr. Bai Feng disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(14)
The number of shares beneficially owned includes 270,767 shares held of record and shares issuable pursuant to options to acquire 80,000 shares held by the selling stockholder. The number of shares beneficially owned before the offering does not include 86,667 shares held by Mr. Lyman O. Heidtke also being offered hereby. This selling stockholder is affiliated with Mr. Lyman O. Heidtke, who may be deemed to beneficially own the shares held by the selling stockholder; however, Mr. Heidtke disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. This selling stockholder is affiliated with Heidtke & Company, Inc., an NASD member firm.

(15)
Includes 66,667 shares held of record and shares issuable pursuant to options to acquire 20,000 shares held by the selling stockholder. This selling stockholder is the sole stockholder of Heidtke & Company, Inc., an NASD member firm.

(16)
The number of shares beneficially owned before the offering includes 8,334 shares held of record and shares issuable pursuant to options to acquire 2,500 shares held by the selling stockholder, but does not include (1) 10,834 shares held of record by Anthony G. Polak “S” also being offered hereby, and (2) 43,334 shares held of record by RL Capital Partners L.P. also being offered hereby. The selling stockholder is an employee of the Maxim Group LLC, which is a member of NASD, and the selling stockholder owns less than 1% of the Maxim Group LLC.

(17)
The number of shares beneficially owned before the offering includes 8,334 shares held of record and shares issuable pursuant to options to acquire 2,500 shares held by the selling stockholder, but does not include (1) 10,834 shares held of record by Anthony G. Polak also being offered hereby, and (2) 43,334 shares held of record by RL Capital Partners L.P. also being offered hereby. The selling stockholder is an employee of the Maxim Group LLC, which is a member of NASD. , and the selling stockholder owns less than 1% of the Maxim Group LLC.

(18)
Includes 8,334 shares held of record and shares issuable pursuant to options to acquire 2,500 shares held by the selling stockholder. The selling stockholder is a brother of Mr. Anthony G. Polak, who is an employee of the Maxim Group LLC, which is a member of NASD.

(19)
Includes 8,334 shares held of record and shares issuable pursuant to options to acquire 2,500 shares held by the selling stockholder. The selling stockholder is a sister of Mr. Anthony G. Polak, who is an employee of the Maxim Group LLC, which is a member of the NASD.

(20)
The number of shares beneficially owned before the offering includes 8,334 shares held of record and shares issuable pursuant to options to acquire 2,500 shares held by the selling stockholder, but does not include 10,834 shares held by Catharina Polak Trust #2, also being offered hereby. The selling stockholder is affiliated with Mr. Jack Polak, who may be deemed to beneficially own the shares held by the selling stockholder; however, Mr. Jack Polak disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Jack Polak’s son, Anthony G. Polak, is an employee with the Maxim Group LLC, which is a member of the NASD.

(21)
The number of shares beneficially owned before the offering includes 8,334 shares held of record and shares issuable pursuant to options to acquire 2,500 shares held by the selling stockholder, but does not include 10,834 shares held by Domaco Venture Capital Fund (also being offered hereby), an entity affiliated with Mr. Jack Polak, who may be deemed to beneficially own the shares held by Domaco Venture Capital Fund; however, Mr. Jack Polak disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Jack Polak’s son, Anthony G. Polak, is an employee/broker with the Maxim Group, which is a member of the NASD.

(22)
The number of shares beneficially owned before the offering includes 8,334 shares held of record and shares issuable pursuant to options to acquire 2,500 shares held by the selling stockholder, but does not include 43,334 shares held by RL Capital Partners L.P. (also being offered hereby), an entity affiliated with Mr. Anthony G. Polak, who may be deemed to beneficially own the shares held by RL Capital Partners L.P.; however, Mr. Anthony G. Polak disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The selling stockholder and Mr. Anthony G. Polak are registered representatives of the Maxim Group LLC, a member of the NASD.

(23)	Includes 8,334 shares held of record and shares issuable pursuant to options to acquire 2,500 shares held by the selling stockholder.

(24)
The number of shares beneficially owned before the offering includes 8,334 shares held of record and shares issuable pursuant to options to acquire 2,500 shares held by the selling stockholder. This selling stockholder is affiliated with Mr. Marinus Johannes Dekker, who may be deemed to beneficially own the shares held by the selling stockholder; however, Mr. Marinus Johannes Dekker disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(25)
The number of shares beneficially owned before the offering includes 33,334 shares held of record and shares issuable pursuant to options to acquire 10,000 shares held by the selling stockholder, but does not include (1) 10,834 shares held of record by Anthony G. Polak also being offered hereby, (2) 10,834 shares held of record by Anthony G. Polak “S” also being offered hereby, and (3) 10,834 shares held by Ronald M. Lazar also being offered hereby. The selling stockholder is affiliated with Mr. Anthony G. Polak, who may be deemed to beneficially own the shares held by the selling stockholder; however, Mr. Anthony G. Polak disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Ronald M. Lazar and Mr. Anthony G. Polak are registered representatives of the Maxim Group LLC, a member of the NASD.

*
As noted in the corresponding footnote above, this selling stockholder has represented to us that it is affiliated with a broker-dealer or related to a broker-dealer or an affiliate of a broker-dealer, but that it is not acting as an underwriter in this offering, that it purchased the shares it is offering under this prospectus in the ordinary course of business, and that, at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

  PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

(i)	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

(ii)	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(iii)	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

(iv)	an exchange distribution in accordance with the rules of the applicable exchange;

(v)	privately negotiated transactions;

(vi)	short sales;

(vii)	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

(viii)	a combination of any such methods of sale; and

(ix)	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus.

The Selling Shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Stockholder and/or the purchasers. At the time a particular offer of shares is made by the Selling Shareholders, to the extent required, a prospectus will be distributed. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock offered hereby. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

EXPERTS

Our consolidated financial statements as of December 31, 2006 and for the year then ended, have been included in this prospectus and in the registration statement of which this prospectus forms a part in reliance on the report of Moore Stephens Wurth Frazer and Torbet, LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

Our consolidated financial statements as of December 31, 2005 and for the year then ended, have been included in this prospectus and in the registration statement of which this prospectus forms a part in reliance on the report of Kabani & Company Inc., independent accountants, given on authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of our common stock offered by the Selling Shareholders in this prospectus are being passed upon for us by Lionel, Sawyer & Collins, Las Vegas, Nevada.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Commission. In addition we have filed with the Commission a Post-Effective Amendment to Form SB-2 on Form S-3 under the Securities Act with respect to the common stock offered hereby. This prospectus constitutes a part of the registration statement, and it does not contain all of the information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to our company and this offering, we refer you to the registration statement and exhibits filed as part of it. You may inspect the registration statement, including the exhibits thereto, without charge at the Public Reference Room of the Commission at 100 F Street, N.E., Judiciary Plaza, Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statement from the Public Reference Room of the Commission at 100 F Street, N.E., Judiciary Plaza, Washington, D.C. 20549, upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also access such material electronically by means of the Commission’s home page on the Internet at http://www.sec.gov. Information contained on our web site should not be considered part of this prospectus. You may also request a copy of our filings at no cost, by writing or telephoning us at: 20 Ramblewood Road Shoreham, NY 11786; telephone: (631)-312-8612.

We mail a copy of our audited Annual Report on Form 10-K along with a proxy statement to our shareholders prior to our annual meeting.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” in this prospectus the information that we file with them. This means that we can disclose important information to you in this document by referring you to other filings we have made with the Commission. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the offering covered by this prospectus. If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, or a subsequent incorporated document, the statement or information previously incorporated in this prospectus is shall be modified or superseded as of the date of the filing of such documents and information with the Commission.

•	our Annual Report on Form 10-KSB for our year ended December 31, 2006, filed with the SEC on March 8, 2007;
•	our Quarterly Report on Form 10-QSB for our quarter ended March 31, 2007, filed with the SEC on May 15, 2007;
•	our Quarterly Report on Form 10-QSB for our quarter ended June 30, 2007, filed with the SEC on August 13, 2007;
•	our Quarterly Report on Form 10-QSB for our quarter ended September 30, 2007, filed with the SEC on November 14, 2007;
•	our Current Report on Form 8-K dated March 20, 2007 and filed with the SEC on March 20, 2007;
•	our Current Report on Form 8-K dated April 12, 2007 and filed with the SEC on April 13, 2007;
•	our Current Report on Form 8-K dated June 18, 2007 and filed with the SEC on June 19, 2007;
•	our Current Report on Form 8-K dated July 16, 2007 and filed with the SEC on July 16, 2007;
•	our Current Report on Form 8-K dated November 21, 2007 and filed with the SEC on November 21, 2007;
•	our Current Report on Form 8-K dated November 23, 2007 and filed with the SEC on November 23, 2007;
•	our Current Report on Form 8-K dated November 30, 2007 and filed with the SEC on November 30, 2007;
•	our definitive proxy statement with respect to our 2007 Annual meeting of Stockholders dated October 15, 2007 and filed with the SEC on October 16, 2007;
•
our registration statement on Form 8-A12B dated January 26, 2007 filed with the SEC on January 26, 2007, as amended by our registration statement on Form 8-A12B/A dated January 26, 2007 filed with the SEC on January 26, 2007; and

•
the description of the common stock contained in the section entitled "Description of Securities" in the Prospectus included in the Registrant's Registration Statement on Form SB-2, No. 333-131032 (the "Registration Statement"), filed with the SEC on November 6, 2006.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

HARBIN ELECTRIC, INC.

20 Ramblewood Road

Shoreham, NY 11786

Attn: Investor Relation

(631)-312-8612

2,080,000 Shares

of

Common Stock

HARBIN ELECTRIC, INC.

PROSPECTUS

DECEMBER 11, 2007

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution

Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows:

Registration Fee - Securities and Exchange Commission	$3,202	*
Printing and Engraving	$10,000
Legal Fees and Expenses (other than blue sky fees)	$60,000
Accounting Fees	$10,000
Total Estimated Expenses	$83,202

*Previously Paid.

ITEM 15.   Indemnification of Directors and Officers

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article XII of the Articles of Incorporation of the Company, filed as Exhibit 3.1 to the Registration Statement.

2.	Section 10 of the Bylaws of the Company, filed as Exhibit 3.2 to the Registration Statement.

3.	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a controlling person, officer or director from liability, thereby making the Company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 16.   Exhibits

The following exhibits are included as part of this Registration Statement

Exhibit No	Description
5.1	Legal opinion of Reed Smith LLP (1)
23.1	Consent of Moore Stephens Wurth Frazer and Torbet, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Kabani & Company Inc., Independent Registered Public Accounting Firm
23.3	Consent of Reed Smith LLP (included in Exhibit 5.1)
24.1	Power of Attorney (1)

(1) Previously filed with the Registration Statement on Form SB-2 filed with the Commission on November 6, 2006.

ITEM 17.   Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided , however , that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statements is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the registrant is relying on Rule 430B:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment its Form SB-2 registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, thereunto duly authorized, in Harbin, People’s Republic of China, on the date specified below.

Dated: December 11, 2007

HARBIN ELECTRIC, INC

By:	/s/ Tinafu Yang
Name: Tianfu Yang
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE
/s/ Tianfu Yang	Chief Executive Officer, Director and Chairman of the Board	December 11, 2007
Tianfu Yang

/s/ Zedong Xu	Chief Financial Officer (Principal Accounting Officer)	December 11, 2007
Zedong Xu

/s/ Suofei Xu	Vice President and Director	December 11, 2007
Suofei Xu

/s/ Ching Chuen Chan	Director	December 11, 2007
Ching Chuen Chan

/s/ Patrick McManus	Director	December 11, 2007
Patrick McManus

/s/ David Gatton	Director	December 11, 2007
David Gatton

/s/ Feng Bai	Director	December 11, 2007
Feng Bai

/s/ Yunyue Ye	Director	December 11, 2007
Yunyue Ye

EXHIBIT INDEX

HARBIN ELECTRIC, INC.

The following exhibits are included as part of this Registration Statement

Exhibit No	Description
5.1	Legal opinion of Reed Smith LLP (1)
23.1	Consent of Moore Stephens Wurth Frazer and Torbet, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Kabani & Company Inc., Independent Registered Public Accounting Firm
23.3	Consent of Reed Smith LLP (included in Exhibit 5.1)
24.1	Power of Attorney (1)

(1) Previously filed with the Registration Statement on Form SB-2 filed with the Commission on November 6, 2006.